Exhibit 10.1

BLYTH, INC.

AMENDMENT TO RETENTION AND SEVERANCE AGREEMENT

This Amendment (this “Amendment”) to the Retention and Severance Agreement by and between Blyth, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”) and Jane F. Casey (the “Executive”), dated as of August 11, 2014 (the “Retention Agreement”), is entered into as of September 22, 2015. Capitalized terms used herein that are not defined herein shall have the meanings ascribed thereto in the Retention Agreement.

RECITALS:

A.	The Company is in the process of relocating its principal office in Greenwich, Connecticut to Plymouth, Massachusetts (the “2015 Relocation”).

B.	The Retention Agreement provides that the Executive may terminate the Executive’s employment for Good Reason in the event of a relocation of the Company’s principal office, or the Executive’s own office location, more than 20 miles further from the Executive’s principal residence, so long as the Executive provides the Company with written notice of such termination thirty days prior to the date of such termination, and allows the Company thirty days to cure such grounds if such cure is possible.

C.	Due to the 2015 Relocation, the Company acknowledges and agrees that the Executive will be entitled to terminate employment for Good Reason for the reason set forth above, and that the Company is unable to cure such grounds for termination.

D.	This Amendment is intended to memorialize the understanding between the Company and the Executive that the Company desires to continue to employ the Executive following the 2015 Relocation and the Executive agrees not to resign for Good Reason during a transition period on account of the 2015 Relocation.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.	Amendment of Retention Agreement.

(a)	Section 1(f) of the Retention Agreement (definition of Good Reason) is hereby amended by adding the following paragraph to the end thereof:

Notwithstanding the foregoing clause (iii) and notice and cure provisions, the Executive agrees not to terminate the Executive’s employment for Good Reason on account of the relocation of the Company’s principal office location to Plymouth, Massachusetts that is occurring in September of 2015 (the “2015 Relocation”) unless: (A) the Executive provides the Company with at least ninety (90) days’ prior written notice of such termination, and (B)

such notice is provided to the Company between January 1, 2016 and March 31, 2016. Unless the Executive has provided notice pursuant to this paragraph, the foregoing sentence shall cease to apply upon the consummation of the Proposed Transaction (as defined in Section 2(i) below). Following March 31, 2016, the Executive may not elect to resign for Good Reason on account of the 2015 Relocation and the provisions of clause (iii) above (as well as the notice and cure provisions) shall continue to apply (i.e., to any relocation subsequent to the 2015 Relocation) and be in full force and effect.

(b)	Section 2 of the Retention Agreement is hereby amended by adding the following Subsection (i) at the end thereof:

(i)	Notwithstanding anything in this Agreement to the contrary, including Section 2(h), if (A) the Proposed Transaction (defined below) occurs on or prior to January 1, 2016 and the Executive has not previously given notice of termination for Good Reason pursuant to the last paragraph of Section 1(f), and (B) the Executive’s employment is terminated by the Company or by the Executive within 60 days after the consummation of the Proposed Transaction, in each case, for any reason or for no reason, then the Executive shall be entitled to receive the payments and benefits set forth in Sections 2(a) through 2(f) as if the Executive’s employment had terminated for Good Reason under Section 1(f) above. The Executive or the Company, as applicable, shall provide 30 days’ prior written notice of termination pursuant to this paragraph (i) to the other party. For purposes of this Section 2, the “Proposed Transaction” shall mean the transactions contemplated by the Agreement and Plan of Merger, dated as of August 30, 2015, among the Company, CB Shine Holdings, LLC, and CB Shine Merger Sub, Inc.

2. Counterparts. This Amendment may be executed and delivered (including by facsimile transition and .pdf format) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

3. Entire Agreement. This Amendment, together with the Retention Agreement (as amended herein), constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

4. No Other Changes. Except as amended hereby, the Retention Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.

BLYTH, INC.

By:	/s/ Robert B. Goergen Jr.
Name:	Robert B. Goergen, Jr.
Title:	Chief Executive Officer and President

EXECUTIVE

/s/ Jane F. Casey
Jane F. Casey